EXHIBIT 99.2

DRAFT - DO NOT RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586



            CONGOLEUM CORPORATION REACHES AGREEMENT IN PRINCIPLE TO
                SETTLE ASBESTOS CLAIMS, ANNOUNCES 2002 RESULTS


MERCERVILLE, NJ, MARCH 31, 2003 - Congoleum Corporation (AMEX:CGM) reported today that it has reached an agreement in principle with attorneys representing more than 75% of the known present claimants with asbestos claims pending against Congoleum. When consummated, this agreement will result in a global settlement of more than 75% of the asbestos personal injury claims pending against the company. The agreement in principle also contemplates a Chapter 11 reorganization seeking confirmation of a pre-packaged plan that would leave non-asbestos creditors unimpaired and would resolve all pending and future personal injury asbestos claims against Congoleum and its distributors and affiliates. Approval of such a plan will require the supporting vote of at least 75% of the asbestos claimants with claims against Congoleum.

Roger S. Marcus, Chairman of the Board, commented "I am very pleased with the progress indicated by reaching this agreement in principle. Our employees, customers, suppliers, lenders, and shareholders have been supportive of our plans, and should be encouraged by this development. Additional effort and challenges lie ahead, but we believe we are proceeding successfully with our plan to put the asbestos problem permanently behind us in 2003. Based on this progress, we have recorded a charge of $17.3 million in our 2002 results for the resolution of our asbestos liabilities through a reorganization plan. While the charge is substantial, we believe taking this initiative now is the most favorable and economical approach for the company."

Congoleum also announced its financial results for year ended December 31, 2002. Sales for the year ended December 31, 2002 were $ 237.2 million, an increase of 8.4% over the $218.8 million reported in 2001. The net loss for 2002 was $29.8 million, which included a $ 17.3 million charge for asbestos liabilities and a $10.5 million non-cash goodwill impairment charge, compared with a loss of $1.6 million in 2001. The net loss per share in 2002 was $3.60, compared to $.20 in 2001. The asbestos and goodwill charges accounted for virtually all the increase in the net loss from 2001 to 2002.

Commenting on the 2002 results, Mr. Marcus said "Even without the asbestos issue, we faced a very challenging environment last year. Our sales performance in that climate demonstrates that our product development and marketing strategies are enabling us to gain market share. I believe our decision to continue to invest aggressively in the development and introduction of new products and expanding sales at the expense of short term profitability will serve us well in the long run."

Mr. Marcus continued "On the positive side, our DuraStone and Ultima product lines continue to perform very well. We have been awarded a patent on the coating technology we developed, which we expect will further enhance our image as the industry product innovator. Our new builder products also contributed to sales growth in 2002, as did the establishment of a tile and sheet program with Lowe's. Our manufacturing efficiency and performance improvements are on target, and we have added capacity where needed, such as doubling our DuraStone output capability. Lastly, we were able to institute price increases in August ranging from 2%-6%, the first meaningful increase our industry has had in years".

"Unfortunately, a number of negative factors kept our sales and profitability improvements from being what they would otherwise have been. Our sales to the manufactured housing business, where we have a predominant market share and which comprises a large portion of our sales volume, declined again in 2002 reflecting the continued troubles of that industry. Home Depot phased out our line, and Sears, another large retail customer, made a strategic decision to discontinue selling all installed flooring products, including ours. On the cost side, we made major investments in samples and displays for the DuraStone line. Demand for DuraStone exceeded our initial expectations, and servicing that demand took priority. As a result, we did not achieve manufacturing cost objectives until the second half of 2002. We also had start-up costs for our Lowe's program, as well as other costs for increasing sales. Finally, we saw significant increases in several expense areas that are difficult to control, such as pensions, medical costs, and property and casualty insurance."

"While our operating results in 2002 were below 2001, our cash flow improved. Cash from operations increased $10 million and exceeded our capital requirements. We generated $3 million after capital spending, and our year-end cash balance was $18 million. We believe that cash, together with the additional $17 million available at December 31 under our revolving credit facility, should provide us more than adequate resources to execute both our business and asbestos restructuring plans in 2003."

"I am very much looking forward to seeing the asbestos cloud removed from the company. While the economic outlook is generally uncertain at best, I am encouraged about Congoleum's prospects for several additional reasons. First is our continuing product leadership. In January, we rolled out our latest introduction package, including new offerings in both DuraStone and Ultima, and the retail reception has been very enthusiastic. After years of development, we have two new product lines scheduled for introduction later in 2003 that market research indicates have high potential for success. For 2004 and beyond, we have additional new products in process to maintain our leadership position. A second reason I am encouraged is that the 2002 price increase, coupled with additional manufacturing cost reduction initiatives underway, should help improve margins for 2003. Finally, I am confident that the manufactured housing industry will eventually recover, although probably not before 2004. Given our position in that industry, even modest improvements could have a very positive effect on Congoleum's results."

Due to the time required to prepare disclosures related to the planned settlement terms in its Form 10-K for 2002, Congoleum's Form 10-K filing will be delayed slightly. Congoleum will file Form 12b-25 notifying the SEC of the delay. Congoleum expects to file the Form 10-K no later than April 15, 2003, which should be considered timely filed under Rule 12b-25 of the Securities Exchange Act of 1934.

The agreement in principle with asbestos claimants and related plan of reorganization are subject to, among other things, the parties entering into a definitive agreement, acceptances of the requisite amount of holders of asbestos claims to a plan of reorganization, and court approval. Under the terms of the agreement in principle and related plan of reorganization, Congoleum would contribute its insurance for asbestos related claims to a trust established pursuant to section 524(g) of the United States Bankruptcy Code to which all present and future asbestos claims would be channeled, and in order to meet the requirements of section 524(g), Congoleum and/ or American Biltrite Inc. would also contribute to the trust one or more notes.

The $ 17.3 million charge recorded by Congoleum for its asbestos liability reflects the minimum estimated cost to the company for resolving these liabilities through its plan of reorganization. Estimates of Congoleum's liability for asbestos claims absent a reorganization are considerably greater, and Congoleum believes its present and future asbestos liabilities can only be effectively resolved through the provisions of the Bankruptcy Code.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

WARNING REGARDING FORWARD LOOKING STATEMENTS

THE ABOVE NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON CONGOLEUM'S EXPECTATIONS, AS OF THE DATE OF THIS RELEASE, OF FUTURE EVENTS, AND CONGOLEUM UNDERTAKES NO OBLIGATION TO UPDATE ANY OF THESE FORWARD LOOKING STATEMENTS. ALTHOUGH CONGOLEUM BELIEVES THAT THESE EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS, WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESS AND EXPERIENCE, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM ITS EXPECTATIONS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM EXPECTATIONS INCLUDE: (I) THE FUTURE COST AND TIMING OF ESTIMATED ASBESTOS LIABILITIES AND PAYMENTS AND AVAILABILITY OF INSURANCE COVERAGE AND REIMBURSEMENT FROM INSURANCE COMPANIES FOR ASBESTOS-RELATED PERSONAL INJURY CLAIMS, (II) TIMELY NEGOTIATING AND ENTERING INTO SETTLEMENT AGREEMENTS ON TERMS IT CONSIDERS SATISFACTORY WITH A SUFFICIENT MAJORITY OF ASBESTOS CLAIMANTS, INCLUDING ENTERING INTO A DEFINITIVE AGREEMENT THAT INCORPORATES THE AGREEMENT IN PRINCIPLE REACHED BETWEEN CONGOLEUM AND ATTORNEYS REPRESENTING MORE THAN 75% OF THE KNOWN PRESENT CLAIMANTS WITH ASBESTOS CLAIMS PENDING AGAINST CONGOLEUM, (III) TIMELY REACHING AGREEMENT WITH OTHER CREDITORS, OR CLASSES OF CREDITORS, THAT EXIST OR MAY EMERGE, (IV) CONGOLEUM'S SATISFACTION OF THE CONDITIONS AND OBLIGATIONS UNDER ITS OUTSTANDING DEBT INSTRUMENTS, (V) THE RESPONSE FROM TIME-TO-TIME OF ITS LENDERS, CUSTOMERS, SUPPLIERS AND OTHER CONSTITUENCIES TO THE ONGOING PROCESS ARISING FROM CONGOLEUM'S STRATEGY TO SETTLE ITS ASBESTOS LIABILITY,
(VI) TIMELY OBTAINING SUFFICIENT CREDITOR AND COURT APPROVAL OF ANY REORGANIZATION PLAN PURSUED BY IT, (VII) COMPLIANCE WITH THE UNITED STATES BANKRUPTCY CODE, INCLUDING SECTION 524(g), (VIII) INCREASES IN RAW MATERIAL PRICES, (IX) INCREASED COMPETITIVE ACTIVITY FROM COMPANIES IN THE FLOORING INDUSTRY, SOME OF WHICH HAVE GREATER RESOURCES AND BROADER DISTRIBUTION CHANNELS THAN CONGOLEUM, (X) UNFAVORABLE DEVELOPMENTS IN THE NATIONAL ECONOMY OR IN THE HOUSING INDUSTRY IN GENERAL, INCLUDING DEVELOPMENTS ARISING FROM THE WAR IN IRAQ, (XI) SHIPMENT DELAYS, DEPLETION OF INVENTORY AND INCREASED PRODUCTION COSTS RESULTING FROM UNFORESEEN DISRUPTIONS OF OPERATIONS AT ANY OF CONGOLEUM'S FACILITIES OR DISTRIBUTORS, (XII) PRODUCT WARRANTY COSTS, AND
(XIII) CHANGES IN DISTRIBUTORS OF CONGOLEUM'S PRODUCTS. IN ANY EVENT, THE FAILURE OF CONGOLEUM TO TIMELY REACH AGREEMENT WITH PLAINTIFFS REPRESENTING A SUFFICIENT NUMBER OF ASBESTOS CLAIMANTS WITH ASBESTOS CLAIMS PENDING AGAINST CONGOLEUM, WHICH AGREEMENT WOULD RESULT IN A GLOBAL SETTLEMENT OF CONGOLEUM'S ASBESTOS LIABILITY, OR THE FAILURE TO REACH THE PRESENTLY ANTICIPATED SETTLEMENT, COULD HAVE A MATERIAL ADVERSE EFFECT UPON CONGOLEUM'S BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION. ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY AS A RESULT OF THESE AND OTHER FACTORS DISCUSSED IN CONGOLEUM'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2002 AND ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             CONGOLEUM CORPORATION

                             RESULTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                      (Unaudited)
                                                                          For the Three          For the Twelve
                                                                          Months Ended            Months Ended
                                                                          December 31,            December 31,
                                                                          ------------            -------------
                                                                       2002        2001         2002         2001
                                                                       ----        ----         ----         ----

Net sales ........................................................   $ 53,568    $ 56,066    $ 237,206    $ 218,760
Cost of sales ....................................................     41,837      40,780      179,699      165,683
Selling, general & administrative expenses .......................     30,530      12,321       70,119       48,952
                                                                    ---------    --------    ---------    ---------
Income (loss) from operations ....................................    (18,799)      2,965      (12,612)       4,125
Interest expense, net ............................................     (2,064)     (1,988)      (8,112)      (7,591)
Other income, net ................................................        386         190        1,543        1,320
                                                                    ----------    --------    ---------    ---------
Income (loss) before income taxes and cumulative
      effect of accounting change ................................    (20,477)      1,167      (19,181)      (2,146)

Provision (benefit) for income taxes .............................       (457)        455           92         (506)
                                                                    ----------   --------    ---------    ----------
Net income (loss) before accounting change .......................    (20,020)        712      (19,273)      (1,640)
Cumulative effect of accounting change ...........................       --          --        (10,523)        --
                                                                    ----------   --------    ----------   ----------
Net income (loss) ................................................   $(20,020)   $    712    $ (29,796)   $  (1,640)
                                                                    ==========   ========    ==========   ==========

Net income (loss) per common share before effect of
      accounting change, basic and diluted .......................   $  (2.42)   $     .09   $   (2.33)   $    (.20)

Cumulative effect of accounting change ...........................       --          --          (1.27)         --
                                                                     ----------  ---------   ----------   ----------
Net income (loss) per common share, basic
      and diluted ................................................   $  (2.42)   $     .09    $  (3.60)   $    (.20)
                                                                     ==========  =========   ==========   ==========

Weighted average number of common
shares outstanding: ..............................................      8,260        8,260       8,260        8,260
                                                                        =====        =====       =====        =====